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          KANSAS CITY POWER & LIGHT AND UTILICORP UNITED MAIL PROXIES,
            SET MAY 22 FOR ANNUAL MEETINGS TO APPROVE PROPOSED MERGER

     KANSAS CITY, MO, April 9, 1996 -- UtiliCorp United (NYSE: UCU) and Kansas City Power & Light Company (NYSE: KLT) today are mailing the joint proxy statement and prospectus concerning their previously announced merger which will be voted on at their respective annual meetings of shareholders on May 22.

     In the document, the companies have detailed their belief that the merger offers "significant strategic and financial benefits to each company and to their respective stockholders, as well as to their employees and customers and the communities in which they transact business."

     In their respective letters to shareholders, Drue Jennings, chairman and president of KCPL, and Richard C. Green, Jr., chairman and chief executive officer of UtiliCorp, said, "This merger of equals will create a combined enterprise that will be well-positioned for an increasingly competitive energy environment."

     Jennings said the strategic advantages of the new company will include "substantial operating efficiencies, increased ability to diversify operations and grow in a prudent manner, and superior marketing skills."

     Green said the new company "will also enjoy greater opportunities for earnings and dividend growth through the combination of UtiliCorp's and KCPL's equity, management, human resources and technical expertise."

     Both KCPL and UtiliCorp have a history of consistent dividend growth. Although it is premature to commit, it is the current intention of KCPL and UtiliCorp to maintain initial dividends of the new company which will be at least in the range of those currently being paid.

     In their proxy statement, the companies said that as a merged entity they would be able to rapidly develop and deploy innovative customer services, especially those using advanced information technology. These services will reach a wider customer base than would be possible with each company operating alone.


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     They also said the merger will result in the increased ability to diversify existing operations through acquisitions of energy related, non-regulated assets or entities, development and marketing of new products and use of new technology, thereby assisting in counteracting potential decreases in revenue caused by increased competition in the utility industry. The companies share the view that the energy industry has entered an era of inevitable, accelerating change that will have a significant impact on the future competitive position of utilities and their ability to maintain and increase earnings.

     Other merger benefits outlined in the proxy statement include:

- - Lower purchasing costs through economies of scale and increased bargaining strength.

- - Holding future electric rate increases below what would otherwise be necessary.

- - Greater coordination of operations.

- - Expanded management resources and the ability to select leadership from a larger and more diverse management pool.

- - Increased size and stability with a more diverse customer base.

- - Enhanced access to capital markets.

- - Stimulation of local economic growth and development.

- - Reduced administrative costs.

- - Cost savings in a variety of categories, estimated to result in net savings of approximately $600 million over the 10-year period following the merger.

     The KCPL annual meeting will be held at 10:00 a.m. CDT on May 22 at the Nelson-Atkins Museum of Art in Kansas City. The UtiliCorp annual meeting will be held at 2:00 p.m. CDT at the Downtown Marriott Hotel in Kansas City.

     Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and a leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy related ventures.

     UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, Great Britain, New Zealand,


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Australia and Jamaica.  In 1995 it launched EnergyOne-SM-, the first nationally branded line of products and services for electric and gas utility customers. UtiliCorp has grown rapidly over the past decade through utility mergers and acquisitions and by starting non-regulated energy related businesses.


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             MEDIA CONTACTS:                     INVESTOR CONTACTS:
             ---------------                     ------------------

KCPL:        Pam Levetzow -- 816-556-2926        David Myers -- 816-556-2312
             Phyllis Desbien -- 816-556-2903     Andrea Bielsker -- 816-556-2595

UtiliCorp    Jerry Cosley -- 816-467-3677        Dale Wolf -- 816-467-3536
             Media Relations -- 816-467-3000     Ellen Fairchild -- 816-467-3506